Exhibit 10.2

FORM OF VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of [●], 2021 by and among FTAC Olympus Acquisition Corp., a Cayman Islands exempted company (“SPAC”), Payoneer Inc., a Delaware corporation (the “Company”), and the undersigned Company stockholders (the “Company Stockholders” and each a “Company Stockholder”).

WHEREAS, prior to the execution of this Agreement, SPAC, New Starship Parent Inc., a Delaware corporation (“New Starship”), Starship Merger Sub I Inc., a Delaware corporation and a direct, wholly owned subsidiary of New Starship (“First Merger Sub”), Starship Merger Sub II Inc., a Delaware corporation and a direct, wholly owned subsidiary of New Starship (“Second Merger Sub”), and the Company entered into an Agreement and Plan of Reorganization (as the same may be amended from time to time, the “Reorganization Agreement”), pursuant to which, at the Closing, (i) First Merger Sub shall be merged with and into SPAC (the “SPAC Merger”), with the SPAC surviving as a direct, wholly owned subsidiary of New Starship and (ii) immediately following the SPAC Merger, Second Merger Sub shall be merged with and into the Company (the “Starship Merger” and, together with the SPAC Merger, the “Mergers”), with the Company surviving as a direct, wholly owned subsidiary of New Starship; and

WHEREAS, each Company Stockholder set forth on Annex A attached hereto shall be deemed a Rollover Holder under the Reorganization Agreement for all purposes hereunder and thereunder.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.          Definitions. As used herein the term “Voting Shares” shall mean all securities of the Company beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, excluding shares of stock underlying unexercised options or warrants, but including any shares of stock acquired upon exercise of such options or warrants) (“Beneficially Owned” or “Beneficial Ownership”) by any Company Stockholder, including any and all securities of the Company acquired and held in such capacity subsequent to the date hereof. Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Reorganization Agreement.

Section 2.          Representations and Warranties of the Voting Parties. Each Company Stockholder on its own behalf hereby represents and warrants to the other parties hereto, severally and not jointly, with respect to such Company Stockholder and such Company Stockholder’s Beneficial Ownership of its Voting Shares set forth on Annex A as follows:

(a)            Authority. If Company Stockholder is a legal entity, Company Stockholder has all requisite power and authority to enter into this Agreement, to perform fully Company Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. If Company Stockholder is a natural person, Company Stockholder has the legal capacity to enter into this Agreement. If Company Stockholder is a legal entity, this Agreement has been duly authorized, executed and delivered by the Company Stockholder. This Agreement constitutes a valid and binding obligation of Company Stockholder enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by principles governing the availability of equitable remedies.

(b)            No Consent. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Company Stockholder is required in connection with the execution, delivery and performance of this Agreement. If Company Stockholder is a natural person, no consent of such Company Stockholder’s spouse or creditor is necessary under any “community property” or other laws for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. If Company Stockholder is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(c)            No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, Company Stockholder’s organizational documents, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Company Stockholder or to Company Stockholder’s property or assets (including the Voting Shares) that would reasonably be expected to prevent or delay the consummation of the Mergers or that would reasonably be expected to prevent Company Stockholder from fulfilling its obligations under this Agreement.

(d)            Ownership of Shares. Except pursuant to the arrangements referred to in the following sentence, Company Stockholder (i) Beneficially Owns its Voting Shares free and clear of all Liens (other than restrictions under applicable securities laws) and (ii) has the sole power to vote or caused to be voted its Voting Shares. Except pursuant hereto and pursuant to (A) that certain Amended and Restated Investors’ Rights Agreement, dated as of July 22, 2020 (the “Investor Rights Agreement”), by and among the Company and the stockholders and warrant holders of the Company party thereto, (B) that certain Amended and Restated Stockholders Agreement, dated as of July 22, 2020 (the “Stockholders Agreement” and, together with the Investor Rights Agreement, the “Company Affiliate Agreements”), by and among the Company and the stockholders of the Company and/or Company warrant holders party thereto, (C) the Amended and Restated Certificate of Incorporation of the Company as in effect on the date hereof (the “Charter”) and (D) the Bylaws of the Company, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Company Stockholder is a party relating to the pledge, acquisition, disposition, transfer or voting of its Voting Shares and there are no voting trusts or voting agreements with respect to its Voting Shares; except in the case of any Company Stockholder that is a limited partnership, any organizational documents of such limited partnership and agreements between the limited partnership and its partners, in each case, that does not affect its Beneficial Ownership of its Voting Shares or its ability to vote or caused to be voted its Voting Shares. Company Stockholder does not Beneficially Own any Voting Shares or any options, warrants or other rights to acquire any additional Voting Shares or shares of common stock of the Company or any security exercisable for or convertible into Voting Shares, other than as set forth on Annex A.

(e)            No Litigation. There is no Legal Proceeding pending against, or, to the actual knowledge of Company Stockholder, threatened against, Company Stockholder that would reasonably be expected to materially impair or materially adversely affect the ability of Company Stockholder to perform Company Stockholder’s obligations hereunder or to consummate the transactions contemplated by this Agreement.

Section 3.          Agreement to Vote Shares; Irrevocable Proxy; Further Assurances.

(a)            Each Company Stockholder agrees during the term of this Agreement to vote or cause to be voted the Voting Shares he, she or it Beneficially Owns, at every meeting (or in connection with any request for action by written consent) of the stockholders of the Company at which such matters are considered and at every adjournment or postponement thereof, and to execute a written consent or consents if stockholders of the Company are requested to vote their shares through the execution of an action by written consent, in each case to the extent such Voting Shares are entitled to vote thereon pursuant to the Charter: (i) in favor of (A) the Starship Merger and the Reorganization Agreement and the other transactions contemplated thereby, (B) any other matter reasonably necessary for the consummation of the transactions contemplated by the Reorganization Agreement and considered and voted upon by the stockholders of the Company, (C) any proposal to adjourn or postpone such meeting of stockholders of the Company to a later date if there are not sufficient votes to approve the Starship Merger; (D) the conversion of the Company Preferred Shares into Company Common Shares pursuant to Article IV Section 3(b) of the Charter immediately prior to, and contingent upon, the consummation of the Mergers, and, in connection therewith, the acknowledgment and agreement that the Mergers shall not constitute a Deemed Liquidation Event (as defined in the Charter) or entitle any holder of Company Preferred Shares to its liquidation preference pursuant to the Charter; and (E) the termination of the Company Affiliate Agreements, immediately prior to, and contingent upon, the consummation of the Mergers; and (ii) against (A) any proposal or offer from any Person (other than SPAC or any of its Affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company, (2) the issuance or acquisition of shares of capital stock or other equity securities of the Company, or (3) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets; (B) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Reorganization Agreement; and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Mergers or the fulfillment of the Company’s conditions under the Reorganization Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Governing Documents), except as contemplated by this Agreement.

(b)            Each Company Stockholder hereby appoints Avi Zeevi, and any designee of Avi Zeevi, and each of them individually, as its proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Voting Shares in accordance with Section 3(a) and this Section 3(b). This proxy and power of attorney is given to secure the performance of the duties of Company Stockholder under this Agreement. Each Company Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Company Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Company Stockholder with respect to the Voting Shares. The power of attorney granted by Company Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Company Stockholder. The proxy and power of attorney granted hereunder shall automatically terminate upon the termination of this Agreement.

(c)            From time to time, at the request of the Company, each Company Stockholder shall take all such further actions, as may be necessary to, in the most expeditious manner reasonably practicable, effect the purposes of this Agreement. Without limiting the generality of the foregoing, each Company Stockholder agrees to execute, in accordance with and as contemplated by the Reorganization Agreement, (i) a Letter of Transmittal tendering its Voting Shares in the Starship Merger, (ii) a Lock-Up Agreement with respect to the Registration Shares held by the Company Stockholder from time to time after the Mergers, and (iii) such other instruments as may be reasonably requested to evidence the termination of the Company Affiliate Agreements.

Section 4.          No Voting Trusts or Other Arrangement. Each Company Stockholder agrees that during the term of this Agreement Company Stockholder will not, and will not permit any entity under Company Stockholder’s control to, deposit any Voting Shares in a voting trust, grant any proxies with respect to the Voting Shares or subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares except as contemplated in this Agreement. Each Company Stockholder hereby revokes any and all previous proxies and attorneys in fact with respect to the Voting Shares.

Section 5.          Transfer and Encumbrance. Each Company Stockholder agrees that during the term of this Agreement Company Stockholder will not, directly or indirectly, transfer (including by operation of law), sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of his, her or its Voting Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of his, her or its Voting Shares or Company Stockholder’s voting or economic interest therein. Any attempted Transfer of Voting Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of Voting Shares by any Company Stockholder to (a) an executive officer or director of the Company, (b) a Person holding more than 5% of the voting equity securities of the Company immediately prior to such Transfer, (c) any investment fund or other entity controlled or managed by or under common management or control with such Company Stockholder or affiliates of such Company Stockholder, (d) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of such Company Stockholder, or (e) if such Company Stockholder is a corporation, limited liability company, partnership, trust or other entity, any stockholder, member, partner or trust beneficiary as part of a distribution; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company and SPAC, to be bound by all of the terms of this Agreement as a Company Stockholder. Furthermore, each Company Stockholder agrees that during the term of this Agreement, such Company Stockholder will not, directly or indirectly, acquire any securities of SPAC if, after such acquisition, such Company Stockholder would Beneficially Own more than 9.9% of New Starship’s common stock after giving effect to the Mergers; provided, that the foregoing restriction shall not apply to any Company Stockholder who Beneficially Owns more than 9.9% of the Company’s common stock as of the date hereof.

Section 6.          Appraisal and Dissenters’ Rights. Each Company Stockholder hereby (i) waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Starship Merger that Company Stockholder may have by virtue of ownership of Voting Shares and (ii) agrees not to commence or participate in any claim, derivative or otherwise, against the Company relating to the negotiation, execution or delivery of this Agreement or the Reorganization Agreement or the consummation of the Mergers, including any claim (1) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (2) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with this Agreement, the Reorganization Agreement or the Mergers.

Section 7.          Redemption and Registration Rights. Each Company Stockholder agrees not to (a) exercise any right to have any Voting Shares Beneficially Owned as of the date hereof or acquired and held in such capacity subsequent to the date hereof redeemed by the Company or (b) exercise any registration rights or other rights granted pursuant to the Investor Rights Agreement, with respect to any Voting Shares Beneficially Owned as of the date hereof or acquired and held in such capacity subsequent to the date hereof.

Section 8.          FIRPTA. The Company and SPAC shall cause New Starship to covenant and agree that, at the reasonable request of any Company Stockholder, New Starship shall, to the extent consistent with applicable law, provide such Company Stockholder with a certificate prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that the applicable interest in New Starship is not, and has not been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

Section 9.          Termination. This Agreement shall automatically terminate upon the earliest to occur of (i) the Starship Effective Time and (ii) the date on which the Reorganization Agreement is terminated for any reason in accordance with its terms. Upon termination of this Agreement, no party shall have any further rights, obligations or liabilities under this Agreement; provided, that nothing in this Section 8 shall relieve any party of liability for any willful breach of this Agreement occurring prior to termination and the provisions of Sections 8, 11 – 14 shall survive any termination of this Agreement.

Section 10.      No Agreement as Director or Officer. Each Company Stockholder is signing this Agreement solely in its capacity as a stockholder of the Company. No Company Stockholder makes any agreement or understanding in this Agreement in such Company Stockholder’s capacity (or in the capacity of any Affiliate, partner or employee of Company Stockholder) as a director or officer of the Company or any of its Subsidiaries (if Company Stockholder holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Company Stockholder (or any Affiliate, partner or employee of Company Stockholder) in his, her or its capacity as a director or officer of the Company, and no actions or omissions taken in any Company Stockholder’s capacity (or in the capacity of any Affiliate, partner or employee of Company Stockholder) as a director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Company Stockholder (or any Affiliate, partner or employee of Company Stockholder) from exercising his or her fiduciary duties as an officer or director to the Company or its Subsidiaries.

Section 11.      Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

Section 12.      Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or, in the case of a waiver, by the party against whom the waiver is to be effective. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 13.      Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered by email of a pdf document; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to SPAC, to:

c/o SPAC
FTAC Olympus Acquisition Corp.
2929 Arch Street, Suite 1703
Philadelphia, PA 19104-2870
Attention:	Amanda Abrams
(215) 701-9555
Email:	aabrams@cohenandcompany.com

with a copy to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attention:	Robert G. Robison
Robert W. Dickey
Email:	Robert.robison@morganlewis.com
Robert.dickey@morganlewis.com

if to the Company to:

Payoneer Inc.
150 West 30th St., Suite 600
New York, NY 10001
Attention:	Scott Galit, CEO
Tsafi Goldman, CLRO
Email:	scottga@payoneer.com
tsafigo@payoneer.com

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention:	Byron Rooney
Lee Hochbaum
Evan Rosen
Email:	byron.rooney@davispolk.com
lee.hochbaum@davispolk.com
evan.rosen@davispolk.com

if to the Company Stockholder(s), to the address(es) set forth underneath the Company Stockholder’s name on the signature page hereto,

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).  If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 14.      Miscellaneous.

(a)            Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. Section 11.7 and Section 11.8 of the Reorganization Agreement are incorporated herein by reference, mutatis mutandis.

(b)            Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

(c)            Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic, facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Agreement.

(d)            Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

(e)            Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives, and nothing herein, express or implied, it intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f)             Further Assurances. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to give effect to the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

SPAC FTAC OLYMPUS ACQUISITION CORP.
By:
Name:
Title:

COMPANY PAYONEER INC.
By:
Name:
Title:

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

COMPANY STOCKHOLDER:

Name:

By:
Printed Name:
Title:

Addresses for Notices:
Company Stockholder	Address: Attention: Email:
With a copy to:	Address: Attention: Email:

[Signature Page to Voting Agreement]

Annex A

Rollover Holder(s)

Schedule II to the Reorganization Agreement is incorporated herein by reference.

[Signature Page to Voting Agreement]